Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 100

San Diego, CA 92130

www.sheppardmullin.com

December 22, 2025

Oncotelic Therapeutics, Inc.
Attn: Board of Directors
29397 Agoura Road, Suite 107

Agoura Hills, CA 91301

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Oncotelic Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) on November 21, 2025 of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers the resale of up to 115,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by the selling stockholder (the “Selling Stockholder”) identified in the Registration Statement.

The Shares consist of (a) up to 100,000,000 shares of Common Stock (the “Purchase Shares”) to be issued to the Selling Stockholder from time to time pursuant to put notices under the Equity Purchase Agreement dated August 1, 2025 between the Company and the Selling Stockholder (the “Equity Purchase Agreement”); (b) 3,350,000 shares of Common Stock (the “Equity Warrant Shares”) underlying warrants issued to Selling Stockholder pursuant to the Equity Purchase Agreement; (c) 8,000,000 shares of Common Stock (the “Conversion Shares”) issuable to Selling Stockholder on conversion of the indebtedness issued under the Note Purchase Agreement dated as of July 31, 2025 between the Company and the Selling Stockholder (the “Note Purchase Agreement”); (c) 2,000,000 shares of Common Stock (the “Note Warrant Shares”) underlying warrants issued to the Selling Stockholder pursuant to the Note Purchase Agreement; and (d) 2,250,000 shares of Common Stock (the “Commitment Shares”) issued to the Selling Stockholder under the Note Purchase Agreement.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective under the Securities Act.

In connection with this opinion letter, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the related Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Equity Purchase Agreement, the Note Purchase Agreement and such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed: (a) the genuineness of all signatures, including endorsements; (b) the legal capacity and competency of all natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies, including facsimile, electronic, certified or photostatic copies; (e) the authenticity of the originals of all documents submitted to us as copies; (f) the accuracy, completeness and authenticity of certificates of public officials; (g) and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we relied upon statements and representations of officers and other representatives of the Company and others and of public officials and have not independently verified such facts.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. the Purchase Shares, when sold and issued against payment therefor in accordance with the Equity Purchase Agreement, and when evidence of the issuance thereof is duly recorded in the Company’s books and records, will be validly issued, fully paid and non-assessable;

2. the Equity Warrant Shares and the Note Warrant Shares, when sold and issued against payment therefore in accordance with the respective warrant agreements, and when evidence of the issuance thereof is duly recorded in the Company’s books and records, will be validly issued, fully paid and non-assessable;

3. the Conversion Shares, when sold and issued against payment therefore in accordance with the promissory note issued pursuant to the Note Purchase Agreement, and when evidence of the issuance thereof is duly recorded in the Company’s books and records, will be validly issued, fully paid and non-assessable; and

4. the Commitment Shares are validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we assumed that (a) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”), (b) each sale of Purchase Shares will be duly authorized by the Company’s board of directors or a duly authorized committee thereof in accordance with the DGCL, (c) that the price at which the Purchase Shares are sold will equal or exceed the par value of the Common Stock, and (d) upon the issuance of any Purchase Shares, Equity Warrant Shares, Note Warrant Shares or Conversion Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock the Company is then authorized to issue under its certificate of incorporation. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company and/or other matters cause the number of shares of Common Stock issuable under the Equity Purchase Agreement or the Note Purchase Agreement to be more than the number of shares of Common Stock available for issuance by the Company.

The opinion which we render herein is expressly limited solely to those matters governed by the DGCL and is based on the DGCL as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and we express no opinion and provide no assurance with respect to any other laws or as to compliance with any federal or state securities law, rule or regulation or as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm in the “Legal Matters” section in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations under the Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Respectfully,

/s/ Sheppard, Mullin, Richter & Hampton LLP
Sheppard, Mullin, Richter & Hampton LLP